Exhibit 99.1

        TXI Reports Fourth Quarter Results; Steel Profit at Record Level

    DALLAS, July 13 /PRNewswire-FirstCall/ -- Texas Industries, Inc.
(NYSE: TXI) today reported net income of $37.6 million ($1.59 per share) for the quarter ended May 31, 2004. The same quarter last year showed a loss of $7.6 million ($.36 per share).

    "The trend of improving margins continued in the fourth quarter," stated Mel Brekhus, Chief Executive Officer. "Realized steel prices climbed by 33% compared to the third quarter, outpacing unprecedented increases in raw material costs. Cement price increases announced earlier in the calendar year are also taking hold."

    Steel operating profit of $48.4 million, a record, compared to a loss of $19.0 million in last year's fourth quarter. Steel shipments improved 19% while realized prices were up 60%.

    Cement, aggregate and concrete operations generated an operating profit of $31.0 million, up from $24.0 million a year ago. Major product shipments were up 5-12%; realized prices were equal to or slightly better than those of a year ago.

    "Fourth quarter net income was a record for Texas Industries," added Brekhus. "More importantly, current market and industry conditions are consistent with continued robust earnings."

    The Company's year-end teleconference will be held tomorrow, July 14, 2004 at 10:00 a.m. Central Time. A real-time webcast of the conference is available by logging on to TXI's website at http://www.txi.com .

    Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company's business, construction activity in the Company's markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in the Company's Annual Report on SEC Form 10-K.


    TXI is a leading supplier of building materials, primarily cement and structural steel. Cement operations serve Texas and California, the two largest cement markets in the nation. Structural steel products are distributed throughout North America.



     TXI
     SUMMARY OF EARNINGS (Unaudited)
     (In thousands except per share)

                                      Quarter ended           Year ended
                                         May 31,                May 31,
                                     2004      2003        2004        2003

    Net sales                     $519,936  $364,031  $1,672,503  $1,364,109
    Costs and expenses             467,257   374,766   1,608,656   1,404,500
    Loss on early retirement of
     debt                            1,056       ---      12,302         ---
                                    51,623   (10,735)     51,545     (40,391)

    Income taxes (benefit)          14,002    (3,181)     14,126     (16,194)
                                    37,621    (7,554)     37,419     (24,197)

    Cumulative effect of
     accounting change -
     net of income taxes               ---       ---      (1,071)        ---
        NET INCOME (LOSS)          $37,621   $(7,554)    $36,348    $(24,197)


    EARNINGS (LOSS) PER SHARE
        Basic                        $1.77    $(0.36)      $1.72      $(1.15)
        Diluted                      $1.59    $(0.36)      $1.69      $(1.15)


    BUSINESS SEGMENT INFORMATION

    CAC
        Net sales                 $212,119  $197,157    $767,179    $718,118
        Operating profit            31,016    23,954     122,809      80,718

    Steel
        Net sales                  307,817   166,874     905,324     645,991
        Operating profit (loss)     48,445   (19,049)     44,119     (48,633)



SOURCE  Texas Industries, Inc.
    -0-                             07/13/2004 R
    /CONTACT: Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or
investor@txi.com /
    /Web site:  http://www.txi.com /
    (TXI)

CO:  Texas Industries, Inc.
ST:  Texas, California
IN:  CST MNG
SU:  CCA ERN MAV